Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp.Communications
ArQule, Inc.
(781) 994-0300

FOR IMMEDIATE RELEASE

ARQULE AND BERYLLIUM ANNOUNCE COLLABORATIVE RESEARCH AND

DEVELOPMENT AGREEMENT

 Parties to Focus on Immuno-Oncology Targets

Collaboration Provides for Target Screening Through Clinical Development and Commercialization of Priority Compounds

Agreement Leverages Applications of Beryllium Platforms to Validate Drug Targets and New Therapies

Woburn, MA, May 4, 2015 – ArQule, Inc. (NASDAQ: ARQL) and Beryllium Discovery Corp. today announced a collaborative research and development agreement to identify and unlock the therapeutic potential of small molecule compounds by combining ArQule’s chemistry and drug development expertise with Beryllium’s discovery platforms. The Beryllium platforms integrate structure-guided drug discovery, biophysics and cell biology.

The therapeutic targets to be pursued by the parties include PD-1 (programmed cell death protein 1) and PDL-1 (programmed death ligand 1), two proteins believed to play major roles in suppressing or limiting the response of the immune system.  Molecules that bind to and inhibit the effects of these targets may help direct the immune system to combat a variety of tumors.

“We are excited by the potential synergy in combining complementary technologies and expertise to pursue cost-effective, shared-risk development pathways for the selection of compounds identified from ArQule’s small molecule library or rationally designed through Beryllium’s fragment-based research capabilities and ArQule chemistry technology,” said Brian Schwartz, chief medical officer of ArQule.  “We are prioritizing the scope of our collaboration based on the recognition that immuno-oncology represents a promising area of research with potential applications across a number of cancers.”

“We welcome the opportunity to combine our functional and structural biology platforms with ArQule’s chemistry and drug development capabilities,” said Dalia Cohen, Ph.D., chief scientific officer of Beryllium.  “We believe that there are significant synergies between the two companies, and we are excited to work together.  ArQule’s chemistry know-how and clinical development expertise are a perfect complement to Beryllium’s strengths in target-centric drug discovery.”

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase.  The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase; ARQ 087, a multi-kinase inhibitor designed to preferentially inhibit the fibroblast growth factor receptor (FGFR) family; and ARQ 761, a Beta lapachone analog being evaluated as a promoter of NQ01-mediated programmed cancer cell necrosis.  ArQule’s current discovery efforts are focused on the identification of novel kinase inhibitors, leveraging the Company’s proprietary library of compounds.

About Beryllium

Beryllium’s biology-first, target-centric platforms provide research services and collaborations with commercial and academic partners.  The Company’s experienced scientists work closely with clients and collaborators to help manage and advance their goals by complementing their capabilities and resources. www.be4.com

This press release contains forward-looking statements regarding the Company’s product development programs conducted under its collaborative research and development agreement with Beryllium Discovery Corp. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, compounds discovered under this agreement, if any, may not demonstrate promising therapeutic effect in pre-clinical or clinical studies; in addition, they may not demonstrate appropriate safety profiles in toxicology testing or in clinical trials.  Neither ArQule nor Beryllium has significant expertise in immunology or with the targets of the collaboration.  Problems or delays may arise during pre-clinical development, prior to the initiation of planned clinical trials, during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or Beryllium to fail to initiate or to discontinue their roles in the development process.  Even if later stage clinical trials are successful, the results therefrom may not be sufficient to meet applicable regulatory standards, or unexpected concerns may arise from subsequent analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of pre-clinical or clinical data with regulatory authorities. Regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, the Company or Beryllium may not have the financial or human resources to successfully pursue pre-clinical development or drug discovery in the future.  Moreover, with respect to partnered programs, even if certain compounds show initial promise, partners may decide not to license or continue to develop them, as the case may be.  For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.
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